Exhibit 21.1

LIST OF SUBSIDIARIES

OF

ALIGNMENT HEALTHCARE, INC.

Name of Subsidiary	Jurisdiction of Incorporation

Alignment Health Advisors, LLC	Delaware
Alignment Health Insurance Company of Arizona, Inc.	Arizona
Alignment Health Plan (f/k/a Honored Citizens Choice Health Plan, Inc.)	California
Alignment Health Plan of Arizona, Inc.	Arizona
Alignment Health Plan of Colorado, Inc.	Colorado
Alignment Health Plan of Illinois, Inc.	Illinois
Alignment Health Plan of Nevada, Inc.	Nevada
Alignment Health Plan of North Carolina, Inc.	North Carolina
Alignment Healthcare Florida, LLC	Florida
Alignment Healthcare Holdco 1, LLC	Delaware
Alignment Healthcare Holdco 2, LLC	Delaware
Alignment Healthcare Jacksonville, LLC	Florida
Alignment Healthcare North Carolina, LLC	North Carolina
Alignment Healthcare Sarasota, LLC	Florida
Alignment Healthcare Tampa, LLC	Florida
Alignment Healthcare USA, LLC	Delaware
Axceleran, LLC	North Carolina
Axceleran DCE1, LLC	North Carolina
Axceleran DCE2, LLC	North Carolina